Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

Tim Klein

404-885-8555

404-771-2029 (wireless)

tim.klein@equifax.com

Equifax Announces Planned Retirement of Chief Legal Officer; Appoints Named Executive as Successor

ATLANTA – October 29, 2012 – Equifax Inc. (NYSE:EFX), today announced the following change to its Senior Leadership Team to facilitate the company’s ongoing transformation and growth of its core and emerging businesses:

•	Effective December 31, 2012, Kent E. Mast (age 69), after a successful 45-year career will retire as Corporate Vice President & Chief Legal Officer. Mast joined Equifax in 2000 and has served for almost 13 years as the company’s general counsel. His affiliation with the company in varying internal and external counsel capacities dates back to August, 1968. Since 2000, Mast’s leadership responsibilities have included: Legal Services; Global Sourcing; Security and Compliance; Mergers & Acquisition support; Intellectual Property; Government and Legislative Relations; and Corporate Governance and Privacy functions. Mast held two terms as chairman of the Consumer Data Industry Association (CDIA) and served as a director for that organization for 12 years. He is also a member of various sections and committees of the American Bar Association and is past Chairman of the Antitrust Section of the State Bar of Georgia.

•	Effective January 1, 2013, assuming Mast’s role as Corporate Vice President & Chief Legal Officer is John J. Kelley, III (age 52). Kelley is currently Senior Partner at King & Spalding and a member of that firm’s Corporate Practice Group. He brings to Equifax deep expertise in the areas of corporate finance transactions and securities matters, SEC reporting and disclosure requirements, corporate governance, and mergers and acquisitions. As well, Kelley has chaired his firm’s Corporate Practice Group and served two terms on its Policy Committee. Among other leadership responsibilities, Kelley played a central role in King & Spalding’s creation, together with Tapestry Networks, of the Lead Director Network that discusses how to improve corporate performance and earn the trust of shareholders through more effective board leadership.

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“This important leadership change is part of a carefully planned transition and we are gratified that Kent will continue to be an active member of our senior leadership team through year-end,” said Chairman and CEO Richard F. Smith. “We thank Kent for his numerous contributions and warmly welcome ‘J.’ as he is known, to the Equifax leadership team.”

About Equifax

Equifax is a global leader in consumer and commercial information solutions, providing businesses of all sizes and consumers with information they can trust. We organize and assimilate data on more than 500 million consumers and 81 million businesses worldwide, and use advanced analytics and proprietary technology to create and deliver customized insights that enrich both the performance of businesses and the lives of consumers.

Headquartered in Atlanta, Equifax operates and has investments in 17 countries and is a member of Standard & Poor’s (S&P) 500® Index. Its common stock is traded on the New York Stock Exchange under the symbol EFX. For more information, please visit www.equifax.com.

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